Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Brian D. Keogh
425-453-9400

ESTERLINE REPORTS FOURTH QUARTER AND FULL FISCAL YEAR RESULTS

Record Fourth Quarter Earnings of $66.2 Million, or $2.07 per Share, on $534.2 Million Sales

Highlights:

•	FY13 sales $2.0 billion

•	FY13 EPS $5.23; adjusted EPS of $5.65 excludes goodwill impairment and compliance settlement charges reported in Q3

•	Announces accelerated integration initiatives for fiscal 2014

BELLEVUE, Wash., December 5, 2013 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving global aerospace and defense markets, today reported fiscal 2013 fourth quarter (ended October 25) earnings from continuing operations of $66.2 million, or $2.07 per diluted share, on sales of $534.2 million.

Curtis Reusser, Esterline’s Chief Executive Officer, said, “As we expected, Esterline ended the year on a strong note, with record-high revenue and earnings. We were particularly pleased with these results given the challenging defense environment.” He added that continuing strength in the commercial aircraft market and positive resolutions both to contract assertions and other matters offset expected weakness in certain domestic defense programs.

Reusser continued, “In the year ahead, it is essential that we continue to constantly strive to improve efficiency, streamline our operations, enhance our competitiveness and drive value into all aspects of our business.”

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Page 2 of 8 Esterline Reports Fourth Quarter and Full-Year Results

The company announced it would accelerate plans to consolidate certain facilities, and create greater cost-efficiency through shared services in sales, general administrative and support functions. These integration activities are launching currently in each segment and are expected to result in one-time charges and expenses of approximately $40 million. The company expects to incur costs of $25 million to $30 million in fiscal 2014 to support these efforts, with the balance incurred in fiscal 2015. Expense savings on short-cycle activities will commence in fiscal 2014, with substantially more savings expected in fiscal 2015. The company expects these projects to build to anticipated savings in excess of $15 million annually starting in fiscal 2016. The projects have short payback periods of approximately two years with an internal rate of return nearing 100%.

Reusser noted that he is encouraged by Esterline’s solid business mix that generated record cash flow in fiscal 2013, saying the company’s “…proven ability to generate exceptional cash levels will fund our integration projects and allow us to continue making strategic, bolt-on acquisitions without compromising our investment-grade balance sheet metrics and sound capital allocation strategies.” Esterline’s cash flow from operations as a percent of net earnings has exceeded 125% since 2009 and was 152% in fiscal 2013.

Guidance

The company today provided guidance for full-year fiscal 2014. Revenues are expected to be in the range of $2.0 billion to $2.1 billion and adjusted earnings per share—excluding the expected integration costs and specific expenses related to improving the company’s compliance systems—are expected to be in the range of $5.40 to $5.70 per diluted share.

Reusser said the 2014 guidance reflects a higher tax rate and continued limited visibility for defense markets, particularly in the U.S. He also noted that, in addition to the company’s specific near-term compliance tasks undertaken to enhance export compliance systems, “…ongoing administrative costs associated with compliance activities are increasing—that’s a reality in today’s industry.”

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Page 3 of 8 Esterline Reports Fourth Quarter and Full-Year Results

However, Reusser noted that there are still significant opportunities in defense, including increased sales of elastomer materials for military applications and continued strong contributions from key defense programs such as the A400M, F-35, P-8 and T-6B aircraft.

Fiscal Fourth Quarter and Full-Year 2013 Results

For the full fiscal year 2013, Esterline reported sales of $1.97 billion, with earnings from continuing operations of $166.0 million, or $5.23 per diluted share. Fiscal 2013 adjusted earnings from continuing operations were $179.5 million, or $5.65 per diluted share, excluding non-cash goodwill impairment and compliance charges of $13.5 million, or $0.42 per diluted share, recorded in the third fiscal quarter. In fiscal 2012, Esterline reported sales of $1.99 billion and earnings from continuing operations of $112.5 million, or $3.60 per diluted share. Fiscal 2012 adjusted earnings from continuing operations were $164.7 million, or $5.27 per diluted share, excluding a non-cash charge against goodwill of $52.2 million, or $1.67 per diluted share, recorded in the third fiscal quarter.

Gross margin as a percentage of sales in the fourth quarter of fiscal 2013 was 38.4%, on par with the prior-year’s fourth quarter. Full-year gross margin was 36.9% compared with 36.1% in the prior year. In the first quarter of fiscal 2012, a purchase accounting adjustment related to the Souriau acquisition reduced that year’s gross margin by 60 basis points.

Fiscal 2013 fourth quarter selling, general and administrative (SG&A) expenses as a percent of sales were 17.3%, compared with 18.3% in the prior-year period. Certain expense contingencies recorded in the fourth quarter of fiscal 2012 contributed to the higher rate in the prior year. Full-year SG&A expenses for fiscal 2013 were 19.9%, compared with 19.2% in fiscal 2012; the increase was principally due to incremental SG&A expenses related to a reserve taken in the fiscal third quarter for a pending compliance settlement.

Research, development and engineering (R&D) spending in the fourth quarter of fiscal 2013 was $22.9 million, or 4.3% of sales, compared with $24.6 million, or 4.6% of sales, in the prior-year period. For the full year, R&D expenses were $95.7 million, or 4.9% of sales, compared with $107.7 million, or 5.4% of sales, in fiscal 2012. Reusser said the company expects R&D expense levels “…to remain around 5% for the next few years.”

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The company’s income tax rate in the fourth quarter of 2013 was 20.4% compared with 13.0% for the prior-year period. The lower rate in 2012 was related to various tax credits and foreign deductions. For the full fiscal years of 2013 and 2012, the company’s tax rate was 15.2% and 20.9%, respectively, mainly reflecting the impact of fiscal 2012 expense associated with the Racal Acoustics impairment, which was not deductible for income tax purposes. The company is expecting a tax rate in fiscal 2014 in the range of 21% to 22%.

A loss from discontinued operations of $0.3 million, or $0.01 per diluted share, was recorded in the fourth quarter of fiscal 2013. For the full fiscal year of 2013, the loss from discontinued operations was $1.3 million, or $0.04 per diluted share. There was no income or loss from discontinued operations in the prior-year periods.

Net earnings in the fourth quarter of fiscal 2013 were $65.9 million, or $2.06 per diluted share, compared with $61.7 million, or $1.97 per diluted share, in the prior-year period. Fiscal 2013 full-year net earnings were $164.7 million, or $5.19 per diluted share, compared with $112.5 million, or $3.60 per diluted share, for fiscal 2012.

Backlog at October 25, 2013, was $1.28 billion compared with $1.32 billion at the end of the prior year. New orders in the fourth quarter of fiscal 2013 were $499 million compared with $607 million in the prior-year period, reflecting large, long-term orders booked in our avionics business in the fiscal 2012 period. Fiscal 2013 full-year new orders were $1.93 billion compared with $2.06 billion for fiscal 2012.

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Page 5 of 8 Esterline Reports Record Fourth Quarter Results

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 866-318-8612; outside the U.S., use 617-399-5131. The pass code for the call is: 88978364.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

EDITOR: See attached Consolidated Statement of Operations, Consolidated Sales and

Earnings from Continuing Operations by Segment, and Consolidated Balance Sheet

Page 6 of 8 Esterline Reports Fourth Quarter and Full-Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Three Months Ended		Fiscal Year Ended
	Oct 25, 2013	Oct 26, 2012	Oct 25, 2013	Oct 26, 2012
Segment Sales
Avionics & Controls	$225,385	$220,359	$771,657	$790,015
Sensors & Systems	177,292	174,436	701,930	702,394
Advanced Materials	131,485	135,861	496,167	499,909

Net Sales	534,162	530,656	1,969,754	1,992,318
Cost of Sales	328,789	326,403	1,243,758	1,273,365

	205,373	204,253	725,996	718,953
Expenses
Selling, general and administrative	92,436	97,371	391,147	382,887
Research, development and engineering	22,899	24,607	95,736	107,745
Gain on sale of product line	(2,264)	—	(2,264)	—
Gain on settlement of contingency	—	—	—	(11,891)
Goodwill impairment	—	—	3,454	52,169
Other income	—	—	—	(1,263)

Total Expenses	113,071	121,978	488,073	529,647

Operating Earnings From Continuing Operations	92,302	82,275	237,923	189,306
Interest income	(158)	(145)	(539)	(465)
Interest expense	8,691	11,067	39,667	46,238
Loss on extinguishment of debt	—	—	946	—

Earnings From Continuing Operations
Before Income Taxes	83,769	71,353	197,849	143,533
Income Tax Expense	17,058	9,281	30,085	29,958

Earnings From Continuing Operations
Including Noncontrolling Interests	66,711	62,072	167,764	113,575
Earnings Attributable to Noncontrolling Interests	(523)	(412)	(1,730)	(1,040)

Earnings From Continuing Operations
Attributable to Esterline	66,188	61,660	166,034	112,535
Loss From Discontinued Operations,
Attributable to Esterline, Net of Tax	(325)	—	(1,300)	—

Net Earnings Attributable to Esterline	$65,863	$61,660	$164,734	$112,535

Earnings Per Share – Basic:
Continuing Operations	$2.11	$2.00	$5.32	$3.66
Discontinued Operations	(.01)	.00	(.04)	.00

Earnings Per Share – Basic	$2.10	$2.00	$5.28	$3.66

Earnings Per Share – Diluted:
Continuing Operations	$2.07	$1.97	$5.23	$3.60
Discontinued Operations	(.01)	.00	(.04)	.00

Earnings Per Share – Diluted	$2.06	$1.97	$5.19	$3.60

Weighted Average Number of Shares Outstanding – Basic	31,391	30,860	31,173	30,749
Weighted Average Number of Shares Outstanding – Diluted	31,964	31,330	31,738	31,282

Page 7 of 8 Esterline Reports Fourth Quarter and Full-Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings from Continuing Operations by Segment (unaudited)

In thousands

	Three Months Ended		Fiscal Year Ended
	Oct 25, 2013	Oct 26, 2012	Oct 25, 2013	Oct 26, 2012
Segment Sales
Avionics & Controls	$225,385	$220,359	$771,657	$790,015
Sensors & Systems	177,292	174,436	701,930	702,394
Advanced Materials	131,485	135,861	496,167	499,909

Net Sales	$534,162	$530,656	$1,969,754	$1,992,318

Earnings From Continuing Operations
Before Income Taxes
Avionics & Controls	$42,581	$42,214	$103,232 [1]	$54,917 [2]
Sensors & Systems	25,904	21,060	89,696	70,890
Advanced Materials	32,759	27,020	107,161	93,546

Segment Earnings	101,244	90,294	300,089	219,353
Corporate expense	(8,942)	(8,019)	(62,166)	(43,201)
Other income	—	—	—	1,263
Gain on settlement of contingency	—	—	—	11,891
Interest income	158	145	539	465
Interest expense	(8,691)	(11,067)	(39,667)	(46,238)
Loss on extinguishment of debt	—	—	(946)	—

Earnings From Continuing Operations Before Income Taxes	$83,769	$71,353	$197,849	$143,533

[1]	Includes a $3.5 million charge against goodwill of Racal Acoustics.
[2]	Includes a $52.2 million charge against goodwill of Racal Acoustics.

Page 8 of 8 Esterline Reports Fourth Quarter and Full-Year Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands

	Oct 25, 2013	Oct 26, 2012
Assets
Current Assets
Cash and cash equivalents	$179,178	$160,675
Cash in escrow	4,018	5,016
Accounts receivable, net	383,666	383,362
Inventories	447,663	409,837
Income tax refundable	6,526	4,832
Deferred income tax benefits	47,277	46,000
Prepaid expenses	18,183	21,340
Other current assets	5,204	4,631

Total Current Assets	1,091,715	1,035,693
Property, Plant and Equipment, Net	371,197	356,401
Other Non-Current Assets
Goodwill	1,128,977	1,098,962
Intangibles, net	580,949	609,045
Debt issuance costs, net	6,211	8,818
Deferred income tax benefits	71,840	97,952
Other assets	11,223	20,246

	$3,262,112	$3,227,117

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$123,597	$108,689
Accrued liabilities	253,561	269,553
Current maturities of long-term debt	21,279	10,610
Deferred income tax liabilities	2,307	5,125
Federal and foreign income taxes	7,348	2,369

Total Current Liabilities	408,092	396,346
Long-Term Liabilities
Credit facilities	130,000	240,000
Long-term debt, net of current maturities	537,859	598,060
Deferred income tax liabilities	193,119	205,198
Pension and post-retirement obligations	68,102	132,074
Other liabilities	40,188	34,904
Total Shareholders’ Equity	1,884,752	1,620,535

	$3,262,112	$3,227,117